Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Foxx Development Holdings Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	(1)	Other	1,454,019	$4.22	$6,135,960.18	0.0001381	$847.38

Total Offering Amounts:						$6,135,960.18		847.38
Total Fee Offsets:
Net Fee Due:								$847.38

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Offering Note(s)

(1)	Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall be deemed to cover any additional shares of the common stock of Foxx Development Holdings Inc. (the “Registrant”) that become issuable under the Foxx Development Holdings Inc. 2024 Equity Incentive Plan (the “Plan”) by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of common stock of the Registrant.

This Registration Statement covers 1,454,019 shares of common stock that are available for issuance under the Plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. Such computation is based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on October 30, 2025, a date within five business days of the date of this Registration Statement.